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                                                                 Exhibit Ex-99.o


                             SUMMIT INVESTMENT TRUST

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3



                  This Multiple Class Plan (the "Plan") has been adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act") by a majority of the Board of Trustees (the "Board") of Summit Investment Trust (the "Trust"), including a majority of the Trustees who are not interested persons of the Trust (the "Independent Trustees") as defined in the Act. The Board has determined that the Plan, including the expense allocation, is in the best interests of each class of the Trust individually and the Trust as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares for each series of shares (each, a "Fund") of the Trust. To the extent that a subject matter set forth in this Plan is covered by the Trust's Agreement and Declaration of Trust, as amended from time to time (the "Declaration"), or By-Laws, as amended from time to time (the "By-Laws"), the Declaration and/or By-Laws will control in the event of any inconsistencies with descriptions contained in this Plan.

CLASSES

                  1. The Trust may offer three classes of shares, known as the Class A Shares, the Class B Shares and the Summit High Yield Institutional Shares Class (the "Institutional Shares"). The Trust has two series of shares or Sub-Trusts, the Summit High Yield Fund and the Summit Emerging Markets Bond Fund (each, a "Fund," and together, the "Funds"). Currently, the former Fund may offer all three classes and the latter Fund may offer only the Class A Shares and Class B Shares.

FRONT-END SALES CHARGE

                  2. Class A Shares carry a front-end sales charge as described in the Trust's relevant prospectus or statement of additional information ("SAI"). Class B Shares and Institutional Shares carry no front-end sales charge.


CONTINGENT DEFERRED SALES CHARGE

                  3. Class A Shares are not subject to a contingent deferred sales charge ("CDSC") except in the following limited circumstances. On investments of $500,000 or more for which a dealer's commission is paid by the Trust's principal underwriter (the "Distributor"), a CDSC of up to 1.00% of the lesser of (i) the net asset value at the time of redemption or (ii) the purchase price may apply to redemptions within the first year after purchase. The CDSC is waived in certain circumstances, as described in the Fund's relevant prospectus.

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                  4. Class B Shares redeemed within six years of their purchase shall be assessed a CDSC at the following rate: (i) 5.00% if the shares are redeemed during the first year following purchase; (ii) 4.00% if shares are redeemed during the second year following purchase; (iii) 3.00% if shares are redeemed during the third or fourth year following purchase; (iv) 2.00% if shares are redeemed during the fifth year following purchase; (v) 1.00 % if shares are redeemed during the sixth year following purchase; and (vi) 0% thereafter. The CDSC is waived in certain circumstances as described in the Fund's relevant prospectus.

                  5. Institutional Shares are not subject to a CDSC.

RULE 12b-1 PLANS

                  6. In accordance with the Trust's distribution plan adopted under Rule 12b-1 under the Act ("Rule 12b-1 Plan") for the Class A Shares, each Fund shall pay a monthly fee for distribution-related expenses not to exceed 0.25% per annum of the Fund's average daily net assets represented by Class A Shares as may be determined by the Board from time to time.

                  7. In accordance with the Rule 12b-1 Plan for the Class B Shares, each Fund shall pay a monthly fee for distribution-related expenses not to exceed 0.75% per annum of the Fund's average daily net assets represented by Class B Shares as may be determined by the Board from time to time. In addition, under the Rule 12b-1 Plan for the Class B Shares, each Fund shall pay a monthly service fee for shareholder services not to exceed 0.25% per annum of the Fund's average daily net assets represented by Class B Shares as may be determined by the Board from time to time. The Fund shall pay the monthly service fee to the Distributor for payment to dealers or others or directly to dealers or others pursuant to dealer or servicing agreements.

                  8. The Trust has not adopted a Rule 12b-1 Plan for the Institutional Shares.

ALLOCATION OF EXPENSES

                  9. The Trust shall allocate to each class of shares any fees and expenses incurred by the Trust in connection with the distribution or servicing of such class of shares under a Rule 12b-1 Plan, if any, adopted for such class. In addition, the Trust reserves the right, subject to approval by the Board, to allocate fees and expenses of the following nature to a particular class of shares (to the extent that such fees and expenses actually vary among each class of shares or vary by the services provided to each class of shares):

                  (i)      transfer agency and other recordkeeping costs;

                  (ii) Securities and Exchange Commission ("SEC") and blue sky registration or qualification fees;

                  (iii) printing and postage expenses related to printing and distributing class specific materials such as shareholder reports, prospectuses and proxies to

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                           current shareholders of a particular class or to
                           regulatory authorities with respect to such class of shares;

                  (iv) audit or accounting fees or expenses relating solely to such class;

                  (v) the expenses of administrative personnel and services as required to support the shareholders of such class;

                  (vi) litigation or other legal expenses relating solely to such class of shares;

                  (vii) Trustees' fees and expenses incurred as a result of issues relating solely to such class of shares; and

                  (viii) other expenses subsequently identified and determined to be properly allocated to such class of shares.

                  10. Except for any expenses that are allocated to a particular class as described in paragraph 9 above, all expenses incurred by the Trust will be allocated to each class of shares on the basis of the net asset value of each such class in relation to the net asset value of the Trust. Fees or expenses allocated to a particular class will be allocated to each Fund having such class on the basis of the net asset value of each such Fund in relation to the net asset value represented by such class (except to the extent that such class fees or expenses actually vary among each Fund or vary by the services provided to such class of shares of each Fund.)

ALLOCATION OF INCOME AND GAINS

                  11. Income and realized and unrealized capital gains and losses of the Trust will be allocated to each class of shares on the basis of the net asset value of each such class in relation to the net asset value of the Trust.

CONVERSIONS

                  12. Except for shares acquired through a reinvestment of dividends or distributions, Class B Shares held for eight years after purchase will automatically convert into Class A Shares in accordance with the terms described in the Funds' relevant prospectus. Class B Shares acquired through a reinvestment of dividends or distributions will convert to Class A Shares pro rata with the Class B Shares that were not acquired through the reinvestment of dividends and distributions. Conversion periods are measured from the end of the month in which the Class B Shares were purchased. If Class B Shares of one Fund are exchanged for Class B Shares of another Fund, the time the shares are held in each Fund will be added together for purposes of calculating the eight-year time periods.

                  The automatic conversion feature of Class B Shares shall be suspended at any time that the Board determines that there is not available a reasonably satisfactory opinion of counsel to the effect that (i) the assessment of the higher fee under the Rule 12b-1 Plan for Class B Shares

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does not result in the Fund's dividends or distributions constituting a preferential dividend under the Internal Revenue Code of 1986, as amended, and
(ii) the conversion of Class B Shares into Class A Shares does not constitute a taxable event under federal income tax law. In addition, the Board may suspend the automatic conversion feature by determining that any other condition to conversion set forth in the Fund's prospectus, as amended from time to time, is not satisfied.

                  The Board may also suspend the automatic conversion of Class B Shares if it determines that suspension is appropriate to comply with the requirements of the Act, or any rule or regulation issued thereunder, relating to voting by shareholders of Class B Shares regarding the Rule 12b-1 Plan for Class A Shares or, in the alternative, the Board may provide shareholders of Class B Shares with alternative conversion or exchange rights.

                  Class A Shares and Institutional Class Shares do not have a conversion feature.

EXCHANGES

                  13. Exchanges are not currently permitted between the classes of shares of the Funds.

GENERAL PROVISIONS

                  14. Each class will vote separately with respect to the Rule 12b-1 Plan related to that class; except as provided in the next sentence. The holders of Class B Shares also shall have the right to vote on any increase in fees or expenses that are to be allocated to the Class A Shares upon approval by vote of the holders of Class A Shares and that are (i) expenses or fees arising from any arrangement for shareholder services or the distribution of securities or both; or (ii) expenses or fees, not including advisory or custodial fees or other expenses related to the management of the Trust's assets, to the extent that these expenses or fees are actually incurred in a different amount by the Class A Shares or for services of a different kind or to a different degree than other classes.

                  15. On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the Act and otherwise, will monitor the Trust for the existence of any material conflicts between the interests of the three classes of shares. The Trustees, including a majority of the Independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. The Trust's investment advisers and the Distributor shall be responsible for alerting the Board to any material conflicts that arise.

                  16. As described more fully in the Trust's prospectuses, broker-dealers that sell Trust shares will be compensated differently depending on which class of shares the investor selects.

                  17. The Trust may in the future alter the terms of existing classes or create new classes in compliance with applicable rules and regulations of the SEC and the National Association of Securities Dealers, Inc.

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                  18. All material amendments to this Plan must be approved by a majority of the Trustees of the Trust, including a majority of the Independent Trustees.

Effective as of September 23, 1998

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